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Exhibit 99.2

FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES PORTFOLIO RESTRUCTURE

TIMONIUM, Md.—(BUSINESS WIRE)—March 10, 2004—Omega Healthcare Investors, Inc. (NYSE:OHI) today announced it has re-leased five skilled nursing facilities ("SNFs") and sold one closed facility.

Effective March 8, 2004, the Company re-leased three SNFs formerly leased by Claremont Health Care Holdings, Inc., located in Florida and representing 360 beds, to an existing operator at an initial annual lease rate of $2.5 million. These facilities were added to an existing Master Lease, the initial term of which has been extended ten years to February, 2014. The aggregate annual lease rate under this Master Lease, inclusive of the $2.5 million, is $3.9 million.

In addition, the Company re-leased two SNFs formerly leased by Sun Healthcare Group, Inc., located in California and representing 117 beds, to a new operator under a Master Lease, which has a ten-year term. The commencement date of the first re-lease is March 1, 2004 and has an initial annual lease rate of approximately $0.12 million. The commencement date of the second re-lease is expected to be April 1, 2004, subject to licensing, otherwise May 1, 2004, and has an initial annual lease rate of approximately $0.1 million.

On March 8, 2004, the Company sold one closed facility located in Iowa for its approximate net book value. At the time of this press release, the Company has five closed facilities remaining with a total net book value of approximately $2.4 million.

Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At December 31, 2003, the Company owned or held mortgages on 211 skilled nursing and assisted living facilities with approximately 21,500 beds located in 28 states and operated by 39 third-party healthcare operating companies.

This announcement includes forward-looking statements. All forward-looking statements included herein are based on information available to the Company on the date hereof. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; and (iv) other factors identified in Omega's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such statements only speak as of the date hereof and the Company assumes no obligation to update such forward-looking statements.

Contact:
    Omega Healthcare Investors, Inc.
Bob Stephenson, CFO, 410-427-1700

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OMEGA ANNOUNCES PORTFOLIO RESTRUCTURE